EXHIBIT 10.3

Employee Name: Eleanor Melton

Entity:      Luminent Mortgage Capital, Inc. X Proserpine, LLC

You are scheduled to be laid off on September 30, 2007. At the time of your layoff, you will be eligible to receive two (2) weeks pay as severance, less applicable withholdings, upon the signing of a Separation Agreement that includes a general release. The Company makes the following proposal to provide you with an additional incentive to remain employed with the Company through your scheduled layoff date. If the Company determines that it needs to extend your scheduled layoff date, it will present you with a revised proposal with the dates and prorated payment figures below adjusted to reflect the extended date.

Your 2007 fiscal year cash bonus range is between 0% and 100% of your base salary for the portion of the fiscal year that you worked for the Company. Your cash bonus is based upon individual and Company performance during the fiscal year and is paid at the discretion of the Company. Per Company policy, any cash bonus is not paid until mid or late December and is only paid if you remain an active employee on that date.

To reward employees like you who enter into Retention Agreements and commit to helping the Company through these challenging times, the Company has decided to announce bonuses and begin paying them to each remaining employee beginning in the September 15th paycheck. By entering into this Retention Agreement (“Agreement”), you will be eligible to receive $91,623.29, less applicable withholdings, paid out as explained in this Agreement. This amount constitutes 50% of your target 2007 bonus for the portion of the fiscal year you worked for the Company, prorated based upon your scheduled layoff date.

You will receive your bonus in equal amounts over the remaining two (2) paychecks before your scheduled layoff date. The bonus payment amount in each paycheck will be $45,811.64, less applicable withholdings. You acknowledge and understand that if you resign or terminate your employment for any reason before your scheduled layoff date, you will not receive and will forfeit any further payments under this Agreement. You also acknowledge and understand that the payments set forth in this Agreement are contingent upon your continued fulfillment of the terms and conditions of your employment to the reasonable satisfaction of the Company through your scheduled layoff date. If your employment is terminated for cause (as determined solely by the Company’s Chief Executive Officer), you will not receive and will forfeit any further payments under this Agreement. However, if you are laid off prior to your scheduled layoff date, the remaining payments will be paid to you in a lump sum payment upon the signing of the same Separation Agreement necessary to receive your severance.

You understand that the payments you receive under this Agreement constitute your 2007 fiscal year bonus addressed in any Offer of Employment Letter or 2007 Compensation Change Notice. There will be no other fiscal year bonus of any type paid to you in 2007.

Nothing in this Agreement alters the at-will nature of your employment. This Agreement supersedes all prior oral and written agreements and discussions with respect to its subject matter. This Agreement may be amended or modified only by an agreement in writing between you and the Company.

Chief Executive Officer Approval: /s/ S. TREZEVANT MOORE, JR.

I understand, agree, and accept:

Employee: /s/ ELEANOR MELTON

Date: 8.31.2007